Exhibit 6.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between MD Technologies, Inc., a Delaware corporation (the “Company”), and Terry Jones, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1). Employment.

(a) Position. The Company hereby employs Executive to serve as V-P of Finance and to serve in such additional or different position or positions as the Company may determine in its sole discretion.

(b) Duties and Responsibilities. Executive will report to the Jose S. Canseco. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of that position and such other or different duties on behalf of the Company, as may be assigned from time to time by Mr. Canseco. Executive will be responsible for assisting the CFO, assisting in preparing the budgets and assisting in all mergers and acquisitions and such other specific duties and responsibilities as the Company shall from time to time assign.

2). Compensation.

(a) Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of $95,000, payable in bi-monthly installments consistent with Company’s payroll practices. The annual Base Salary shall be reviewed on or before January 1 of each year by the Board of Directors of the Company to determine if such Base Salary should be increased for the following year in recognition of services to the Company. The Company shall raise the Executive’s salary yearly by an amount not less than the increase in the Consumer Price Index (“CPI”) for All Urban Consumers over the previous 12 months, as published by the United States Department of Labor, Bureau of Labor Statistics. While raises above CPI cannot be guaranteed, the Company indicates its good faith intention to adjust Executive’s salary to approximate the salary being paid other Executives in similarly situated companies, whenever the Company’s financial condition permits.

(b) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(c) Bonus. Should the Company’s financial condition permit, Executive shall be paid a bonus that approximates bonuses being paid to executives in similarly situated companies.

3). Other Employment Benefits.

(a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

(b) Benefit Plans. Executive shall be entitled to participate in any benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.

(c) Stock Options. Executive shall be entitled to options to acquire shares of the Common Stock of the Company pursuant to the terms of a Stock Option Plan to be adopted by the Company.

(e) No Other Benefits. Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4). Executive’s Business Activities. Condition precedent: Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

5). Termination of Employment.

(a) By Company for Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause which includes: willful misconduct, gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform duties; sexual harassment; conduct which reflects adversely upon, or making any remarks disparaging of, the Company, its Board, officers, directors, advisors or employees or its affiliates or subsidiaries; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; violation of any fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement. Upon termination for cause, the Company shall have no further obligation to Executive except to pay all accrued but unpaid base salary and vacation to the date of termination.

The Company shall not terminate the employment of Executive without first providing Executive thirty (30) days’ written notice of such failure, and affording Executive the ability to cure such failure within a reasonable time thereafter if the failure is such that can reasonably be cured by Executive, such notice to be given in good faith and to specify in reasonable detail the basis of such notice.

(b) By Executive for Cause. Executive may void this contract for cause. For purposes of this Section, “Cause” is hereby defined as: failure of Company to pay Executive his salary and other benefits when due; Bankruptcy or placement of Company in receivership; failure of the Company to implement the business plan approved by its Board of Directors for a period of 24 months.

(c) Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

6). Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than one hundred and twenty [120] consecutive calendar days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and vacation.

7). Death of Executive. In the event of the death of Executive during the Employment Period, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 30 days of Executive’s death the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation accrued to the date of death.

8). Confidentiality. Executive recognizes that as a result of his employment by the Company prior to the date of this Agreement, as well as his future employment under this Agreement, Executive has become informed and will in the future become further informed of a variety of confidential and proprietary information, documents, and correspondence concerning the Company; its future capital improvement, marketing, and other plans; its employees; and its clients and/or patients. Executive hereby agrees that he will, not only during the term of his employment pursuant to this Agreement, but also after the termination of such employment:

(a) Treat all such information, documents, and correspondence with the same degree of confidentiality as they are treated by the Company.

9). Non-Competition.

(a) Executive agrees that during the term of his employment with the Company and for a period of one (1) year thereafter, he will refrain from carrying on or engaging in a business similar to that of the Company, serving as an officer, partner, director, manager, or similar official of or consultant to any company engaged in the business of providing medical practice management software and/or medical billing services and/or from soliciting customers of the Company in the cities of Miami and Atlanta or within the Parishes of Lafayette, Iberia, East Baton Rouge, Jefferson, Orleans, and St. Tammany, State of Louisiana, so long as the Company carries on a like business in such Cities and Parishes

(b) Executive acknowledges that his agreement not to compete with the Company is necessarily of a special, unique and extraordinary nature, and that the loss arising from a breach hereof cannot reasonably and adequately be compensated by money damages and will cause the Company to suffer irreparable harm. Accordingly, Executive consents and agrees that upon the failure of Executive to comply with the obligations of subparagraph (a) of this paragraph at any time, the Company shall be entitled, among and in addition to any other rights or remedies available hereunder or otherwise, to injunctive or other extraordinary relief to prevent Executive from committing or continuing a breach of such obligations.

10). Exclusive Employment. During employment with the Company, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his or her duties or obligations to the Company. Executive will not during his employment or within one (1) year after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

11). Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

12). No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Executive’s undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to conflict of law principles.

(b) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(c) Entire Agreement. This agreement contains the entire agreement and understanding between the parties concerning Executive’s employment. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning Executive’s employment with the Company. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

(e) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(f) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(g) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(h) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s general counsel at the company’s principal office, as the case may be.

(i) Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times.

(j) Claims Any claim, dispute or controversy in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with the Company, whether during the existence of the employment relationship or afterwards, or the termination of Executive’s employment with the Company (collectively, “Claims”), shall be resolved through final and binding arbitration in Baton Rouge, La., pursuant to the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), as modified by this paragraph, before a single arbitrator who is licensed to practice law in, or is a retired judge of, Louisiana. In the event of such arbitration, the prevailing party (as determined by the Arbitrator) shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys’ fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the Arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. The Arbitrator shall determine any dispute as to the reasonableness of costs and expenses.

Claims include, but are not limited to, wage and benefit claims; contract claims, including any claim, dispute or controversy arising out of or relating to the Agreement, its enforcement or its interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions; personal injury claims; tort claims; defamation claims; claims for employment discrimination based on age, sex, race, national origin, color, religion, disability, medical condition, marital status and sexual orientation; claims for harassment, including sexual harassment; and claims for violation of any federal, state, local or other governmental law, constitution, statute, regulation, or ordinance. Without waiving any right to arbitration under this Agreement, a party may seek injunctive or other equitable, provisional relief from a court of competent jurisdiction upon a showing that any potential arbitration award would be rendered ineffectual without such provisional relief. Only the following claims are excluded from this Agreement: (1) Claims for workers’ compensation, unemployment compensation, or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, and (2) Claims within the exclusive jurisdiction of the National Labor Relations Board.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all Claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the Arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

MD Technologies, Inc.		Terry Jones

Name:	/s/ Jose S. Canseco	Name:	/s/ Terry Jones
Title:	Chairman
Date:	9/24/03	Date:	9/24/03